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                                  EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


Prima Energy Corporation has one direct wholly owned subsidiary, Prima Oil & Gas Company, a Colorado corporation.

Prima Oil & Gas Company has two significant wholly owned subsidiaries. These are as follows:

     1.  Action Oil Field Services, Inc., a Colorado corporation.

     2.  Prima Natural Gas Marketing, Inc., a Colorado corporation.